Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
Burke & Herbert Financial Services Corp.
(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation Or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock	457(o)	-	-	-	-	-
	Equity	Preferred Stock	457(o)	-	-	-	-	-
	Debt	Debt Securities	457(o)	-	-	-	-	-
	Other	Warrants	457(o)	-	-	-	-	-
	Equity	Depository Shares	457(o)	-	-	-	-	-
	Other	Subscription Rights	457(o)	-	-	-	-	-
	Other	Purchase Contracts	457(o)	-	-	-	-	-
	Equity	Units	457(o)	-	-	-	-	-
	Unallocated (Universal) Shelf	(1)	457(o)	$350,000,000		$350,000,000	0.0001531	$53,585
Fees Previously Paid	-	-	-	-	-	-		-
Carry Forward Securities
Carry Forward Securities	-	-	-	-		-			-	-	-	-
Total Offering Amounts						$350,000,000		$53,585
Total Fees Previously Paid								$0
Total Fee Offsets								$0
Net Fee Due								$53,585
Table 1: Newly Registered and Carry Forward Securities

(1)There is being registered hereunder an indeterminate number of shares of (a) common stock, (b) preferred stock, (c) debt securities, (d) warrants to purchase common stock or preferred stock, (e) depositary shares to purchase preferred stock, (f) subscription rights, (g) purchase contracts, and (h) units, consisting of some or all of these securities in any combination, as may be sold from time to time by the registrant. There is also being registered hereunder an indeterminate number of shares of common stock, preferred stock and debt securities as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance. In no event will the aggregate offering price of all types of securities issued by the registrant pursuant to this registration statement exceed $350,000,000. Pursuant to Rule 416 under the Securities Act of 1933, as amended, (the “Securities Act”) this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities. If any debt securities are issued at an original discount, then the offering may be in such greater principal amount as shall result in a maximum aggregate offering price not to exceed $350,000,000 after the date hereof.
(2)The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Item 16(b) of Form S-3 under the Securities Act.
(3)Estimated solely for purposes of determining the registration fee in accordance with Rule 457(o) of the rules and regulations of the Securities Act and based upon the maximum aggregate offering price of all securities being registered.